UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2015

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35726	80-0145732
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Winter Street

Waltham, MA 02451

(Address of principal executive offices) (Zip Code)

(617) 551-4000

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2015, Radius Health, Inc. (the “Company”) entered into a severance agreement (“Severance Agreement”) with each of B. Nicholas Harvey, Senior Vice President, Chief Financial Officer, Treasurer and Secretary; Gary Hattersley, Ph.D., Senior Vice President and Chief Scientific Officer; Alan G. Harris, M.D., Ph.D., Chief Medical Officer; and Gregory Williams, Ph.D., Chief Development Officer. The Company and Robert E. Ward, President and Chief Executive Officer, also entered into an amendment to Mr. Ward’s employment agreement with the Company and a revised confidentiality and non-competition agreement.

Each Severance Agreement provides that, upon termination of the executive’s employment by the Company without cause or by the executive for good reason (a “Qualifying Termination”), subject to the executive’s signing and not revoking a general release of claims and continued compliance with applicable restrictive covenants, the executive will be entitled to receive (1) continued payment of his base salary for six months (for Messrs. Harris and Williams, nine months) following the termination date, (2) the amount of any earned but unpaid annual bonus for the year immediately prior to the year of termination and (3) the Company’s payment of COBRA premiums required to continue the executive’s and his covered dependents’ health insurance coverage for up to six months after the termination date. The Severance Agreement with Mr. Harvey additionally provides that, upon a Qualifying Termination, the portion of any unvested Company options that were granted to Mr. Harvey prior to December 17, 2014 that would have vested based solely upon the passage of time during the six months following the effective date of the Qualifying Termination will immediately vest.

If an executive’s Qualifying Termination occurs within twelve months after a change of control (as defined in the Severance Agreement) of the Company, each Severance Agreement provides that the executive will be entitled, in lieu of the amounts above and subject to the executive’s signing and not revoking a general release of claims and continued compliance with applicable restrictive covenants, to receive (1) continued payment of his base salary for twelve months following the termination date, (2) a lump sum payment in an amount equal to the executive’s target annual bonus in effect at the time of the Qualifying Termination, (3) the Company’s payment of COBRA premiums required to continue the executive’s and his covered dependents’ health insurance coverage for up to twelve months after the termination date and (4) accelerated vesting of all unvested Company equity or equity-based awards that vest based solely on the passage of time.

The amendment to Mr. Ward’s employment agreement increased the percentage of his target annual bonus that Mr. Ward is entitled to receive as a severance payment in the event the Company terminates his employment without cause or he resigns for good reason within twenty-four months after a change of control (as defined in the employment agreement) of the Company, from 100% of his target annual bonus for the year in which the termination occurs to 150% of his target annual bonus for the year in which the termination occurs.  In connection with the amendment, Mr. Ward and the Company entered into a new confidentiality and non-competition agreement containing substantially the same terms as his prior confidentiality and non-competition agreement, except that the non-compete and non-solicit covenants in the new agreement will apply following Mr. Ward’s termination of employment for the longer of one year and the period during which Mr. Ward receives severance payments under his employment agreement, as amended.

The foregoing description of the agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and B. Nicholas Harvey

10.2	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and Gary Hattersley, Ph.D.

10.3	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and Alan G. Harris, M.D., Ph.D.

10.4	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and Gregory Williams, Ph.D.

10.5	Amendment to Employment Agreement, dated July 1, 2015, between Radius Health Inc. and Robert E. Ward

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIUS HEALTH, INC.

Date: July 10, 2015	By:	/s/ B. Nicholas Harvey
Name: B. Nicholas Harvey
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and B. Nicholas Harvey

10.2	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and Gary Hattersley, Ph.D.

10.3	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and Alan G. Harris, M.D., Ph.D.

10.4	Severance Agreement, effective as of July 1, 2015, between Radius Health Inc. and Gregory Williams, Ph.D.

10.5	Amendment to Employment Agreement, dated July 1, 2015, between Radius Health Inc. and Robert E. Ward